Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KNOWLES CORPORATION

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Knowles Corporation, a corporation duly organized and existing under the General Corporation law of the State of Delaware (the “Corporation”), does hereby certify that:

The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article ELEVENTH and inserting the following in lieu thereof:

“In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power, without the assent or vote of the stockholders, to adopt, amend, alter or repeal the Corporation’s By-Laws, except to the extent the By-Laws or this Amended and Restated Certificate of Incorporation otherwise provide. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s By-Laws. The Corporation’s By-Laws also may also be adopted, amended, altered or repealed by the affirmative vote of the holders of a majority of the voting stock then outstanding.”

The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article THIRTEENTH and inserting the following in lieu thereof:

“The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Corporation’s By-Laws or the DGCL, and all rights, preferences and privileges herein conferred upon shareholders are granted subject to such reservation.”

The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Knowles Corporation has caused this Certificate to be executed by its duly authorized officer on this 6th day of June, 2019.

KNOWLES CORPORATION

By:	/s/ John S. Anderson
Name:	John S. Anderson
Title:	Senior Vice President and Chief Financial Officer